Exhibit 3.4

CERTIFICATE OF AMENDMENT

OF

SECOND RESTATED CERTIFICATE OF INCORPORATION

OF

EPICOR SOFTWARE CORPORATION

a Delaware corporation

(Pursuant to Section 242 of the Delaware General Corporation Law)

EPICOR SOFTWARE CORPORATION, a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “Corporation”), does hereby certify:

FIRST: That at a duly held meeting of the Board of Directors of the Corporation, the Board of Directors of the Corporation duly adopted resolutions setting forth a proposed amendment to the Second Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the text of the first paragraph of Article 4 of the Corporation’s Second Restated Certificate of Incorporation be amended to read as follows:

“The Corporation is authorized to issue two classes of shares designated, respectively, “Common Stock” and “Preferred Stock.” The number of shares of Common Stock is 180,000,000, $0.001 par value per share, and the number of shares of Preferred Stock is 5,000,000 shares, $0.001 par value per share.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to be signed by L. George Klaus, its duly authorized President and Chief Executive Officer this 13th day of May 2004.

EPICOR SOFTWARE CORPORATION, a Delaware corporation

BY:	/s/ L. GEORGE KLAUS
L. George Klaus President and Chief Executive Officer